Exhibit 99.2

Fourth quarter and full year fiscal 2023 letter to shareholders

September 12, 2023

Exhibit 99.2
Dear shareholders,
Near the end of our 2023 fiscal year, Farmer Brothers made the strategic decision to divest the majority of our direct ship customers and coffee roasting facility in Northlake, Texas. This pivotal move clarifies our strategic and financial future in three important ways. It trains our full focus on what we have always done best — direct store delivery (DSD), enhances our capital structure and gives us visibility toward greatly improved gross margins over the coming quarters. These benefits, against a favorable industry pricing backdrop moving forward, are expected to set the stage for Farmer Brothers to return to generating positive free cash flow in the near future.
As part of our recent direct ship divestiture, we completed a realignment of our DSD organization at the end of fiscal 2023, which increases our emphasis on business development through both new customer acquisition and the expansion of existing customer accounts, while also creating efficiencies through better internal alignment among our sales, warehouse and logistics teams. These efforts will ensure we have proper coverage in each of these areas across our regions and further our efforts to ensure timely delivery and even greater customer service, all of which will help us drive profitable growth.
These changes come at an opportune moment as we are also scaling our Revive Service and Restoration equipment and service business, which grew its gross revenue by 50% in fiscal 2023, and introducing trending products, such as our innovative Boyd’s ambient liquid coffee selections and SHOTT’s all-fruit, shelf stable syrups.
To execute on these growth initiatives, it was also important to strengthen the company’s financial foundation. The sale of the majority of our direct ship customers and Northlake, Texas, facility generated approximately $100 million in proceeds, subject to certain previously disclosed adjustments. The proceeds were utilized to pay down a significant amount of our debt. This included the total amount outstanding under our $45 million term loan facility and a notable portion of our asset backed loan (ABL) facility. As a result, we have decreased our monthly financial obligations and increased our ability to access additional capital, which will enable us to explore strategic growth opportunities and operational expansion should we determine to do so.
Turning now to our improved margin profile, our DSD business has always provided significantly higher gross margins than the direct ship business, often above 40%. In fact, unfavorable pricing agreements with our direct ship customers accounted for approximately half of our margin erosion in fiscal 2023 and were the biggest single driver of our poor margin performance in fiscal 2023 and 2022. The divestiture has created opportunities to lower our production costs and opened up the opportunity to more fully realize the margin benefits inherent in the DSD model, which will be key to our ability to return to profitability.
We are already beginning to see early results from these and other internal efforts. In May, we introduced our newly integrated AI-backed pricing model. This new “pricing engine” uses historical data associated with more than 40,000 Farmer Brothers customers to establish standard, companywide pricing models and determine necessary changes in pricing. The new engine is already proving accretive to coffee margins and we will add our allied products to this initiative in fiscal 2024. As a result of the coffee price increases already in place, we have observed three to four times more impact compared to our previous price change methods.
At the same time, we are maintaining lower commitments on green coffee purchase contracts to capitalize on continued falling commodity prices, which we expect to continue through fiscal year 2024. We expect to sell through our materially higher-priced coffee in the first quarter of fiscal 2024 and begin to capture lower cost of goods sold (COGS) as we move through this fiscal year.
We believe the revitalization of Farmer Brothers — driven by our focus on DSD — greatly improves our overall performance trajectory and confidence in our operating plan. While underlying performance is already showing signs of improvement, however, the initial months of our 2024 fiscal year will still include transitional impacts from the direct ship sale and corresponding new partnership model with TreeHouse, as well as the execution of our DSD reorganization and transition of our production operations to our Portland, Oregon facility to accommodate our post-transition volume needs.
Our co-manufacturing and transition services with TreeHouse will run through the majority of the 2024 fiscal year. As the fiscal year progresses, we expect to steadily gain operating efficiencies under our agreements with TreeHouse and add further efficiencies in our production and cost structure as the conditions set forth in our agreements with TreeHouse are satisfied. While this transaction will provide some immediate benefit to the results of the first quarter of fiscal 2024, we will not fully realize all of the operational benefits of this transaction until the end of the fiscal year.

Exhibit 99.2
2023 business highlights
•Announced sale of direct ship customers and Northlake, Texas facility to TreeHouse Foods
◦We sold the majority of our direct ship customers, as well as our Northlake, Texas facility, to TreeHouse Foods, Inc. for approximately $100 million, subject to customary purchase price adjustments.
◦We used the proceeds from the sale to pay down outstanding debt and increase balance sheet flexibility, which will allow us to focus on execution, improving margins and driving strategic growth in DSD and key account sales channels.
•Instituted AI-backed pricing engine to standardize pricing models and grow margins.
◦We instituted an AI-backed pricing engine, which uses historical data associated with more than 40,000 Farmer Brothers customers to establish standard, companywide pricing models and determine necessary changes in pricing.
◦Following implementation of the first module in May, the AI-backed approach has already driven a noticeable increase in coffee margins and total gross margins companywide, such that it appears to be three to four times more effective than our prior November price change, which was made under our previous methodologies.
◦Future modules using AI insights will look to increase customers retention, drive market-based sales gains and simplify our DSD pricing tiers to drive better margin performance. We expect to perform initial launches of these modules throughout the 2024 fiscal year.
•Appointed John Moore as vice president and head of coffee
◦John Moore was appointed as vice president and head of coffee earlier this year. Mr. Moore will lead the company’s green coffee procurement, sustainability, coffee research and development, blend development, coffee excellence, manufacturing and food safety and quality assurance efforts.
•Published 2022 sustainability report
◦We published our 2022 sustainability report, which focused on our environmental and community efforts, industry-leading commitment to sustainable practices and responsible sourcing as we continue to provide high-quality, flavor-rich coffee, tea and culinary products.

Exhibit 99.2
Q4 and full year fiscal 2023 financial results
Results for the fiscal 2023 fourth quarter and full year are reported on a continuing operations basis, reflecting the performance of our DSD business in the respective periods. Please refer to the Form 10-K, which was filed with the Securities and Exchange Commission (SEC) today, Sept. 12, 2023, for further information regarding the respective performance of our discontinued and continuing operations.
Fourth quarter fiscal 2023
Fourth quarter fiscal 2023 net sales were $85.5 million, which was virtually flat on a quarter-over-quarter basis, reflecting significant increases in realized price largely offset by lower pound volumes. Gross profits for the quarter were $27.8 million, reflecting a gross margin of 32.5%. The contraction from fiscal third quarter and year-ago fiscal fourth quarter levels reflects inflationary impacts on COGS and our prioritization of working down higher-price coffee inventory purchased in previous quarters.
Late in the quarter, we began to generate improvement in gross margins, primarily driven by our data-driven pricing strategy launched in May. Our new pricing engine, which uses AI data analysis of the trove of historical data associated with more than 40,000 Farmer Brothers customers, enables us to both better time and size pricing actions and tailor them across accounts, geographies and product SKUs. Since this change was implemented, our field teams no longer have pricing discretion and, as a result, price concessions are down approximately 80%.
Operating expenses for the quarter were $37.9 million and relatively flat year-over-year, with consistent selling and general and administrative (G&A) expenses, excluding impacts of asset sale as we continue to emphasize strong cost management.
Operating loss for the quarter was $10.1 million and a net loss was $16.9 million. The swing to net loss positions for the fiscal quarter reflect lower gross profit, higher interest expense and hedging losses. Adjusted EBITDA for the fiscal fourth quarter was a loss of $7.2 million, primarily owing to lower gross profit as discussed above.
Full year fiscal 2023
For the full year fiscal 2023, we generated pricing-driven sales growth, which was offset by higher product costs and the impacts of hedging losses, which are expected in falling commodity markets. Despite these challenges, our net sales increased by $25.2 million, or 8%, totaling $340 million. A notable contributor to this uptick, especially later in the year, were the benefits of our previously discussed AI-driven pricing engine implementation.
Sales gains were offset by increased product costs due to unfavorable green coffee prices during the 2023 fiscal year, causing our gross margin to decrease to 34% from 43% the previous fiscal year.
Operating expenses were down by $4.2 million, or 3%, compared to the prior fiscal year, as proceeds from branch property and other asset sales, reduced incentive payouts, significant gains from Boyd’s Coffee Company settlement and a payroll tax rebate were partially offset by higher selling and G&A expenses.
We achieved modestly lower capital expenditures at $13.2 million through initiatives, including greater use of refurbished coffee equipment and reductions across some capital categories.

Exhibit 99.2
Overall, fiscal year 2023 net loss from continuing operations totaled $34 million, compared to near-break-even net income in fiscal year 2022. The net loss for fiscal 2023 primarily reflected generally non-recurring costs related to the direct ship sale losses on derivative instruments related to our hedging program and the gross margin decline discussed above. Of note on a go-forward basis, our interest expenses have been significantly reduced following the pay-down of our term loan and a notable portion of our asset based-lending (ABL) debt with the proceeds from our direct ship sale.
Our adjusted EBITDA loss1 for fiscal 2023 was $14.2 million, compared with positive adjusted EBITDA of $16.2 million in fiscal 2022. The swing to an adjusted EBITDA loss was primarily due to the recorded net loss discussed above, netted against a higher interest expense in the fiscal 2023 period.
Turning to the balance sheet, we ended fiscal 2023 with cash and equivalents of $5.2 million. Our liquidity position has improved overall, however, as we applied the proceeds from the direct ship sale transaction to reduce our revolving credit facility balance. On June 30, 2023, we had outstanding borrowings under our credit facility of $23 million, utilized $4 million of the letters of credit sub-limit under the credit facility and had $35.8 million of availability under our credit facility. We believe we are adequately capitalized to finance our operations in fiscal 2024 as we progress toward our target of positive free cash flow by the fiscal year-end. We also continue to evaluate strategic opportunities to improve our liquidity position.
1This is a non-GAAP financial measure. See “Non-GAAP financial measures” and “Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA loss" below.

Exhibit 99.2
Strategic and operational updates: Looking ahead with a focus on execution
As we execute on our full transition to DSD and transfer our direct ship customers to TreeHouse, we are gaining confidence in our financial levers to drive toward profitability. The exit of our direct ship customers eliminates approximately half of the gross margin erosion we saw in fiscal 2022, as we were locked into unfavorable and inflexible pricing agreements with large customers.
The DSD system is central to Farmer Brothers' operational framework, and with our ability to focus on its optimization, we are making significant enhancements. We have several specific objectives as we reorganize DSD, including:
•Driving profitability of our DSD network.
•Ensuring customer retention and building loyalty.
•Deepening penetration of existing accounts.
•Adding new, profitable accounts.
•Improving warehouse inventory management to enhance margin, reducing working capital and improving inventory in-stock positions.
Key steps we are taking toward these goals include optimizing the management of our route network with a focus on business development and higher profitability sales and updated key performance indicators (KPIs) to increase focus, accountability and alignment toward profitability objectives.
Moreover, our focus has shifted toward higher-margin products both in coffee and the other culinary lines we offer. We are operating in a coffee industry, which is growing overall and where the trends favor premium blends and espresso, as well as newer products, such as our SHOTT flavorings and Boyd’s ambient liquid coffee. The optimization of our Portland, Oregon facility is also geared to drive more efficient production through higher-margin blends along with further SKU rationalization efforts.
In addition to the benefits of our new AI-backed pricing structure, we are also seeing favorable pricing environment in both our green coffee and non-coffee (allied) products, where we have had steadier success maintaining margin. As such, we are maintaining lower commitments on green coffee purchase contracts. To date, we have covered coffee pricing through December 2023, which is approximately 50 cents below our peak input cost from the end of the previous calendar year, and we expect to sell through our materially higher-priced coffee by the end of the first quarter of fiscal 2024. We also expect to realize lower quarterly COGS throughout the year as a result of these efforts, with our “locked in” COGS savings to date anticipated to drive at least $7 million of lower costs as it is put into inventory and eventually sold through.
We also are poised to realize the benefits of our ongoing optimization efforts across the business with a continued decline in operational costs. We are confident these factors will lead to marked improvement in gross margin by the end of our fiscal 2024 year. These benefits include a newly launched procurement savings program across the business, which is seeing solid early results.
These operational improvements and tailwinds come before we consider benefits from other growth initiatives, which can further leverage our national DSD network as we tap into opportunities within our existing customer base. The largest of these opportunities today is in Revive, which addresses the considerable industry demand for reliable equipment servicing. As of the end of fiscal 2023, Revive had grown its year-over-year revenue by more than 50% and added 50 net new technicians, making it one of the largest hot beverage service providers in the industry.
Another of our emerging growth opportunities is SHOTT, a strong brand in the emerging category of premium, shelf-stable, real fruit syrup concentrates. Farmer Brothers is the sole master distributor for SHOTT in the U.S., and we are pleased to announce SHOTT is now available across our network and is gaining traction, especially on the West Coast. Additionally, we are excited about recent national partnerships for SHOTT products, which will place them into some of the largest national distribution networks in the U.S.
We are also excited about our Boyd’s ambient liquid coffee program, which is in test markets now, with a broader launch slated for later this fall. This is an innovative espresso-strength cold brew, which we believe offers an excellent opportunity to provide an inventive solution to our current customer base and attract new customers. Its proprietary design, longer shelf life and ease of use with existing beverage equipment create significant potential for us to capture market share versus the frozen alternatives currently on the market.

Exhibit 99.2
Outlook and closing
Overall, fiscal 2023 was a challenging year for Farmer Brothers, but we ended on a strong note of recovery and strategic clarity, underlined by the sale of our direct ship customers and early signs of success with our new AI-backed pricing engine.
We enter fiscal 2024 with renewed purpose, against a favorable industry backdrop and lineup of new, innovative product offerings. By re-focusing on DSD, we will be leveraging the best of our expertise and have better visibility into future performance, putting the company on a clearer, faster path to profitable growth.
We expect results to begin showing improvement in the fiscal second quarter of 2024 and throughout the fiscal year, driven by favorable pricing, improving margins, new product traction and better leverage of our operating cost structure. These factors together set the stage for an accelerated return to positive free cash flow and profitability.
Subsequent to fiscal year end, we announced we are commencing the transition of our chief executive and chief financial officer roles. These will be orderly transitions, with Deverl Maserang and Scott Drake supporting the appointments of Interim Chief Executive Officer John Moore and Interim Chief Financial Officer Brad Bollner as the board of directors conducts a full search for new leadership to guide Farmer Brothers into the future.
We’d like to close by thanking our Farmer Brothers team members, customers and supply chain partners, as well as our shareholders for their support as we pursue the tremendous opportunities ahead and unlock the true value of our business.

Exhibit 99.2
Investor conference call
The company will host an audio-only investor conference call today, Tuesday, Sept. 12, 2023, at 5 p.m. Eastern to review the company’s financial results for the fiscal fourth quarter and full year ended June 30, 2023.
Interested parties may access the webcast via the Investor Relations section of the Farmer Brothers’ website. Participants who pre-register will receive an email with dial-in information, which will allow them to bypass the live operator. A replay of the webcast will be available shortly after and for at least 30 days on the Investor Relations section of the Farmer Brothers’ website.
A copy of the company’s 10-K and corresponding shareholder letter will also be available on the Investor Relations section of the company’s website, as well as the SEC website at sec.gov.
About Farmer Brothers
Founded in 1912, Farmer Brothers is a national coffee roaster, wholesaler, equipment servicer and distributor of coffee, tea and culinary products. The company’s product lines, include organic, Direct Trade and sustainably produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices and baking/biscuit mixes, Farmer Brothers delivers extensive beverage planning services and culinary products to its U.S.-based customers. It serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers, such as restaurant, department and convenience store chains, hotels, casinos, healthcare facilities and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.
The company’s primary brands include Farmer Brothers, Artisan Collection by Farmer Brothers, Superior, Metropolitan, China Mist and Boyd’s.
Forward-looking statements
This letter and other documents we file with the Securities and Exchange Commission (the “SEC”) contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on current expectations, estimates, forecasts and projections about us, our future performance, our financial condition, our products, our business strategy, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “could,” “may,” “assumes” and other words of similar meaning. These statements are based on management’s beliefs, assumptions, estimates and observations of future events based on information available to our management at the time the statements are made and include any statements that do not relate to any historical or current fact. These statements are not guarantees of future performance and they involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements due in part to the risks, uncertainties and assumptions set forth in Part I, Item 1A. Risk Factors as well as Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our annual report on Form 10-K for the fiscal year ended June 30, 2023, filed with the SEC on [Sept. 2, 2023 (the “2023 Form 10-K”), as amended by Amendment No. 1 to the 2023 Form 10-K, filed with the SEC on October 27, 2022], as well as other factors described from time to time in our filings with the SEC.
Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, severe weather, levels of consumer confidence in national and local economic business conditions, the impact of labor shortages, the increase of costs due to inflation, an economic downturn caused by any pandemic, epidemic or other disease outbreak, comparable or similar to COVID-19, the success of our turnaround strategy, the impact of capital improvement projects, the adequacy and availability of capital resources to fund our existing and planned business operations and our capital expenditure requirements, our ability to meet financial covenant requirements in our credit facility, which could impact, among other things, our liquidity, the relative effectiveness of compensation-based employee incentives in causing improvements in our performance, the capacity to meet the demands of our large national account customers, the extent of execution of plans for the growth of our business and achievement of financial metrics related to those plans, our success in retaining and/or attracting qualified employees, our success in adapting to technology and new commerce channels, the effect of the capital markets, as well as other external factors on stockholder value, fluctuations in availability and cost of green

Exhibit 99.2
coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price and interest rate risk, changes in consumer preferences, our ability to provide sustainability in ways that do not materially impair profitability, changes in the strength of the economy, including any effects from inflation, business conditions in the coffee industry and food industry in general, our continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks, uncertainties and assumptions described in the 2023 Form 10-K or otherwise described from time to time in our filings with the SEC.
Given these risks and uncertainties, you should not rely on forward-looking statements as a prediction of actual results. Any or all of the forward-looking statements contained in this letter and any other public statement made by us, including by our management, may turn out to be incorrect. We are including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required under federal securities laws and the rules and regulations of the SEC.

Exhibit 99.2
FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2023	2022	2023	2022
Net sales	$85,496	$84,601	$339,964	$314,783
Cost of goods sold	57,679	48,630	225,351	180,968
Gross profit	27,817	35,971	114,613	133,815
Selling expenses	25,072	24,196	103,151	99,458
General and administrative expenses	10,324	11,380	37,561	43,243
Net gains from sale of assets	2,544	1,098	(5,140)	(2,905)
Operating expenses	37,940	36,676	135,572	139,796
Loss from operations	(10,123)	(705)	(20,959)	(5,981)
Other (expense) income:
Interest expense	(3,007)	(1,012)	(9,162)	(4,009)
Other, net	(4,160)	2,391	(4,242)	8,140
Total other (expense) income	(7,167)	1,379	(13,404)	4,131
Loss from continuing operations before taxes	(17,290)	674	(34,363)	(1,850)
Income tax (benefit) expense	(438)	(154)	(325)	124
Loss from continuing operations	$(16,852)	$238	$(34,038)	$(1,974)
Loss from discontinued operations, net of income taxes	$(29,925)	$(4,609)	$(45,142)	$(13,687)
Net loss	$(46,777)	$(4,371)	$(79,180)	$(15,661)
Less: Cumulative preferred dividends, undeclared and unpaid	$—	$150	$—	$594
Net loss available to common stockholders	$(46,777)	$(4,521)	$(79,180)	$(16,255)
Loss from continuing operations available to common stockholders per common share, basic and diluted	$(0.84)	$0.01	$(1.74)	$(0.14)
Loss from discontinued operations available to common stockholders per common share, basic and diluted	$(2.33)	$(0.24)	$(2.30)	$(0.75)
Net loss available to common stockholders per common share, basic and diluted	$(2.33)	$(0.23)	$(4.04)	$(0.89)
Weighted average common shares outstanding—basic and diluted	20,088,604	19,195,894	19,621,992	18,200,080

Exhibit 99.2
FARMER BROS. CO.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	June 30,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$5,244	$9,819
Restricted cash	175	175
Accounts and notes receivable, net of allowance for credit losses of $416 and $195, respectively	45,129	46,935
Inventories	49,276	57,568
Short-term derivative assets	68	3,022
Prepaid expenses	5,334	4,491
Current assets, discontinued operations	—	42,050
Assets held for sale, continuing operations	7,770	1,032
Total current assets	112,996	165,092
Property, plant and equipment, net	33,782	42,207
Intangible assets, net	13,493	15,863
Right-of-use operating lease assets	24,593	27,957
Other assets	2,917	3,009
Noncurrent assets, discontinued operations	—	95,943
Total assets	$187,781	$350,071
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	60,088	52,877
Accrued payroll expenses	10,082	14,761
Right-of-use operating lease liabilities - current	8,040	7,721
Term loan - current	—	3,800
Short-term derivative liability	2,636	2,349
Other current liabilities	4,519	6,095
Total current liabilities	85,365	87,603
Long-term borrowings under revolving credit facility	23,021	63,000
Term loan - noncurrent	—	40,123
Accrued pension liabilities	19,761	28,540
Accrued postretirement benefits	763	787
Accrued workers’ compensation liabilities	3,065	3,169
Right-of-use operating lease liabilities	17,157	20,762
Other long-term liabilities	537	1,339
Total liabilities	$149,669	$245,323
Commitments and contingencies (Note 21)
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized; Series A Convertible Participating Cumulative Perpetual Preferred Stock, 21,000 shares authorized; no shares issued and outstanding as of June 30, 2023 and 14,700 shares issued and outstanding as of June 30, 2022; liquidation preference of $17,346 as of June 30, 2022	—	15
Common stock, $1.00 par value, 50,000,000 shares authorized; 20,142,973 and 18,464,966 shares issued and outstanding at June 30, 2023 and 2022, respectively	20,144	18,466
Additional paid-in capital	77,278	71,997
Retained earnings (accumulated deficit)	(26,479)	52,701
Accumulated other comprehensive loss	(32,831)	(38,431)
Total stockholders’ equity	$38,112	$104,748
Total liabilities and stockholders’ equity	$187,781	$350,071

Exhibit 99.2

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	For the Years Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(79,180)	$(15,661)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	22,168	23,810
Gain on settlement related to Boyd's acquisition	(1,917)	—
Deferred income taxes	(735)	(425)
Net losses (gains) from sale of assets	22,275	(2,905)
Net losses (gains) on derivative instruments	7,504	(21,620)
ESOP and share-based compensation expense	8,311	6,501
Provision for credit losses	743	(353)
Change in operating assets and liabilities:
Accounts receivable, net	(939)	(6,260)
Inventories	19,785	(22,828)
Derivative assets, net	(6,235)	19,554
Other assets	(945)	2,652
Accounts payable	7,087	7,111
Accrued expenses and other	(4,802)	(1,030)
Net cash used in operating activities	$(6,880)	$(11,454)
Cash flows from investing activities:
Sale of business	92,226	—
Purchases of property, plant and equipment	(15,016)	(15,163)
Proceeds from sales of property, plant and equipment	11,235	9,118
Net cash provided by (used in) investing activities	$88,445	$(6,045)
Cash flows from financing activities:
Proceeds from Credit Facilities	54,000	23,500
Repayments on Credit Facilities	(139,579)	(5,900)
Payment of financing costs	(368)	(352)
Payments of finance lease obligations	(193)	(193)
Net cash (used in) provided by financing activities	$(86,140)	$17,055
Net decrease in cash and cash equivalents and restricted cash	$(4,575)	$(444)
Cash and cash equivalents and restricted cash at beginning of period	$9,994	$10,438
Cash and cash equivalents and restricted cash at end of period	$5,419	$9,994

Supplemental disclosure of cash flow information:
Cash paid for interest	$11,760	$7,503
Cash paid for income taxes	177	142
Supplemental disclosure of non-cash investing and financing activities:
Non-cash additions to property, plant and equipment	124	63
Right-of-use assets obtained in exchange for new operating lease liabilities	3,517	7,684
Non-cash issuance of ESOP and 401(K) common stock	938	373
Conversion of preferred shares	399	—
Cumulative preferred dividends, undeclared and unpaid	—	594

Exhibit 99.2
Non-GAAP Financial Measures
In addition to net loss determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures in assessing our operating performance:
“EBITDA” is defined as loss from continuing operations excluding the impact of:
•income tax benefit;
•interest expense; and
•depreciation and amortization expense.
“EBITDA Margin” is defined as EBITDA expressed as a percentage of net sales.
“Adjusted EBITDA” is defined as loss from continuing operations excluding the impact of:
•income tax benefit;
•interest expense;
•depreciation and amortization expense;
•401(k), ESOP and share-based compensation expense;
•gain on Settlement with Boyd's sellers;
•net gains from sales of assets;
•strategic initiatives;
•severance costs;
•impairment of fixed assets;
•costs associated with the COVID-19 pandemic;
•severe weather event; and
•postretirement benefits gains curtailment and pension settlement charge.
“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
For purposes of calculating EBITDA and EBITDA Margin and Adjusted EBITDA and Adjusted EBITDA Margin, we have excluded the impact of interest expense resulting from the adoption of ASU 2017-07, non-cash pretax pension and postretirement benefits resulting from the amendment and termination of certain Farmer Bros. pension and postretirement benefits plans and severance because these items are not reflective of our ongoing operating results.
We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets.
We believe that EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and EBITDA Margin because (i) we believe that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use these measures internally as benchmarks to compare our performance to that of our competitors.
EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP. This calculation is for continuing operations only.

Exhibit 99.2
Set forth below is a reconciliation of reported loss from continuing operations to EBITDA (unaudited):

	Three Months Ended June 30,		Twelve Months Ended June 30,
(In thousands)	2023	2022	2023	2022
Net loss, as reported	$(16,852)	$238	$(34,038)	$(1,974)
Income tax expense	(438)	(154)	(325)	124
Interest expense (1)	1,841	157	4,499	591
Depreciation and amortization expense	3,412	3,683	12,939	12,360
EBITDA	$(12,037)	$3,924	$(16,925)	$11,101
EBITDA Margin	(9.8)%	3.2%	(5.0)%	3.5%
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(1)Excludes interest expense related to pension plans and postretirement benefit plan.
Set forth below is a reconciliation of reported net loss to Adjusted EBITDA (unaudited):

	Three Months Ended June 30,		Twelve Months Ended June 30,
(In thousands)	2023	2022	2023	2022
Loss from continuing operations, as reported	$(16,852)	$238	$(34,038)	$(1,974)
Income tax (benefit) expense	(438)	(154)	(325)	124
Interest expense (1)	1,841	157	4,499	591
Depreciation and amortization expense	3,412	3,683	12,939	12,360
401(k), ESOP and share-based compensation expense	2,141	1,974	8,212	6,989
Net (gains) losses from sale of assets	2,544	1,098	(5,140)	(2,905)
Strategic initiatives	—	76	—	76
Severance costs	177	11	1,617	953
Gain on settlement with Boyd's sellers (2)	—	—	(1,917)	—
Adjusted EBITDA	$(7,175)	$7,083	$(14,153)	$16,214
Adjusted EBITDA Margin	(5.9)%	5.8%	(4.2)%	5.2%
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(1) Excludes interest expense related to pension plans and postretirement benefit plans.
(2) Result of the settlement related to the acquisition of Boyd Coffee Company which included the cancellation of shares of Series A Preferred Stock and settlement of liabilities.